Exhibit 99.1

January 18, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces MIDEM Display

Tulsa, Okla--(BUSINESS WIRE) -- January 18, 2005 EnXnet, Inc. OTCBB:EXNT--news)-- EnXnet, Inc. announces it has been informed by Mr. Dieter Dierks of DVDplus International, Inc. that it will showcase the Company's distinctive EnXcase(TM) at MIDEM 2005 at the booth of Digital Valley in the Palais du Festival in Cannes, France, January 23-27, 2005. Nearly 9,000 music professionals will meet for another five days of networking, deal making, market information, live music and parties. This is where all the serious operators in the music industry come to meet and explore new business. MIDEM attracts independent and major record companies, music publishers, online & traditional distributors, A&R executives, agents, producers, promoters, festival programmers, import/exporters, manufacturers, service companies, retailers, attorneys and rights organizations from every music genre.

The EnXcase(TM) was created specifically for DVDplus(C) hybrid optical disc to stand out in retail displays and reduce in-store theft. The distinctive design of the EnXCase(TM) with its rounded top, much like that of a Wurlitzer jukebox, provides easy visual identification of the albums on retail displays. The conventional DVD and CD packaging now in the marketplace has not seen a significant change in the case design in quite some time. EnXcase(TM) has been developed primarily to enhance consumer recognition of the DVDplus(C) product line. Its unique shape will immediately identify the product as DVDplus(C) disc. Included in the design of the EnXcase(TM) is an anti-theft feature which makes it significantly more difficult to steal the disc without completely removing the outer wrapping and opening the case.

EnXnet, Inc. produces the DVDplus(C) for the North American market under license from DVDplus International Inc., the owner of the patents, technology and trademark.

DVDplus(C) is a two-sided, hybrid optical disc media that uniquely combines two distinct storage formats for distribution on a single disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. DVDplus(C) allows content publishers to integrate their visual and audio products into a single distribution unit. Utilizing the latest in manufacturing technology, the CD and DVD layers are bonded together to provide a multi-format hybrid disc, which is compatible to all CD, CD-ROM and DVD-ROM formats, and is readable and capable of playback in conventional CD and DVD players and personal computers. DVDplus(C) allows content publishers to integrate their visual and audio products into a single distribution unit, such as presenting a movie or music video on the DVD side and the soundtrack for the movie or music video on the CD side.

Ryan Corley, President of EnXnet, Inc., had this to say: "The showcasing of EnXcase at MIDEM will be a great opportunity for the Company. It gives the EnXcase unparalleled exposure to the decision makers of the music industry."

The Company invites you to visit our website at www.enxnet.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company''s financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 East Pine Street, Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com